Exhibit 8.1

List of significant subsidiaries of the Registrant

Group Company Name	Country of incorporation
WISeKey SA	Switzerland
WISeKey Semiconductors SAS	France
WiseTrust SA	Switzerland
WISeKey (Suisse) SA	Switzerland
WISeKey ELA SL	Spain
WISeKey SAARC Ltd	U.K.
WISeKey USA Inc*	U.S.A.
WISeKey India Private Ltd**	India
WISeKey KK	Japan
WISeKey Taiwan	Taiwan
WISeCoin AG***	Switzerland
WISeKey Equities AG	Switzerland
WISeCoin France R&D Lab SAS	France
WISeKey Semiconductors GmbH	Germany

* 50% owned by WISeKey SA and 50% owned by WiseTrust SA
** 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG
*** dormant but owns WiseCoin France R&D Lab SAS